Exhibit 10.8(a)
UPS MANAGEMENT INCENTIVE PROGRAM
Amended and Restated Terms and Conditions
Approved November 8, 2018

1.	Establishment, Objectives and Duration.

1.1
Establishment of the Program and Effective Date. The Compensation Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby amends and restates the Management Incentive Program (“MIP”) as adopted effective as of January 1, 2011, to provide for Management Incentive Awards pursuant to the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan, as amended from time to time (“ICP”). This document sets forth the rules under which Management Incentive Awards will be made and administered for Eligible Employees. Capitalized terms will have the meanings set forth in Section 7 herein.

These amended and restated MIP Terms and Conditions will be effective for MIP Awards granted on or after January 1, 2019 (“MIP Effective Date”).

1.2
Objectives of the MIP. The objectives of MIP are to align incentive pay with annual performance. The MIP also aligns the interests of UPS employees and shareowners by strengthening the link between key business objectives and incentive compensation.

1.3
Duration of the Program. The MIP shall commence on the MIP Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the MIP at any time pursuant to Section 6.3 hereof.

2.	Administration.

2.1	Authority of the Committee. The MIP will be administered by the Committee, which shall have the same power and authority to administer the MIP as it does to administer the ICP.

2.2
Delegation. Except with respect to the obligations assigned to the Committee to determine awards for Management Committee Employees, including those identified in Sections 4.1.5, 4.2.4, 5.3.2.2 and 7.6, and to amend or terminate the MIP as described in Section 6.3, the Committee may delegate its power, authority and duties as identified herein to the UPS Salary Committee or the UPS Management Committee or any members thereof. The UPS Salary Committee shall have those powers, authority and duties expressly delegated to it herein, including, for example, to make MIP Awards to Eligible Employees who are not Management Committee Eligible Employees, together with any other powers, authority and duties delegated to it by the Committee.

2.3
Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its stockholders, any Eligible Employee, and their estates and beneficiaries. Further, all of the decisions of the UPS Salary Committee or any other delegatee of the Committee within the scope of the applicable delegation shall be final, conclusive and binding on all persons as if made by the Committee.

3.
Eligibility for Awards. Only an Eligible Employee shall be considered for a MIP Award. The UPS Salary Committee shall have broad discretion to determine the eligibility criteria for Eligible Employees other than Management Committee Eligible Employees. An employee who is eligible for an award under the UPS International Management Incentive Program shall not also be an Eligible Employee under the MIP for the same Plan Year. If an employee (other than a Management Committee Eligible Employee) could be considered for either the UPS International Management Incentive Program or the MIP in the same Plan Year, the Salary Committee shall determine which program he or she will participate in based on the employee’s status on the MIP Eligibility Date. In addition, the Salary Committee shall have complete discretion to make appropriate adjustments for employees (other than Management Committee Eligible Employees) who transfer from an employment category covered by the UPS International Management Incentive Program to the MIP during any Plan Year.

4.	MIP Awards. The MIP Award is comprised of two types of awards, a Performance Incentive Award and an Ownership Incentive Award.

4.1	Performance Incentive Award.

4.1.1
Eligible Employees (other than Management Committee Eligible Employees). The Performance Incentive Award for each Eligible Employee (other than a Management Committee Eligible Employee) is determined by multiplying the Eligible Employee’s Annualized Salary by the MIP Factor and the Eligible Employee’s Performance Incentive Award Target as set forth on Exhibit A. Annualized Salary and the Performance Incentive Award Target are determined as of the MIP Record Date for the applicable Plan Year.

4.1.2
Business Elements. The UPS Salary Committee shall have broad discretion to establish the business elements upon which the MIP Factor for a Plan Year will be based and shall establish and communicate those business elements as soon as reasonably practicable each Plan Year.

4.1.3
MIP Factor, Award Determination. The UPS Salary Committee shall have broad discretion to determine the MIP Factor for each Plan Year based on performance with respect to the business elements described in Section 4.1.2. At the end of each Plan Year, the UPS Salary Committee will examine the performance in respect of each business element, will establish the MIP Factor for such Plan Year and will calculate the amount of the Performance Incentive Award to each Eligible Employee (other than a Management Committee Eligible Employee) employed on the MIP Eligibility Date and will grant the Performance Incentive Award to each such Eligible Employee. At the UPS Salary Committee’s direction, each Eligible Employee will receive written notification of his or her award.

4.1.4
Minimum MIP Factor. Prior to the end of any Plan Year, the UPS Salary Committee may establish a minimum MIP Factor that will result in payment of a minimum Performance Incentive Award for each Eligible Employee (other than a Management Committee Eligible Employee) employed on the MIP

Eligibility Date for such Plan Year without regard to the performance in respect of the business elements in the final quarter of such Plan Year. The UPS Salary Committee may communicate any such minimum MIP Factor to the Committee.

4.1.5	UPS Management Committee. The Committee must approve and grant the Performance Incentive Award for any Management Committee Eligible Employee.

4.2	Ownership Incentive Award.

4.2.1
General. The Ownership Incentive Award for each Eligible Employee for a Plan Year is equal to the product of the Eligible Employee’s Ownership Incentive Award Percentage as set forth on Exhibit B (based on the Eligible Employee’s classification as of the MIP Record Date for the Plan Year for which the award is made) and the value of the Shares the Eligible Employee is deemed to own as of the last full trading day on the New York Stock Exchange (“NYSE”) for such Plan Year (or such other trading date as may be selected by the UPS Salary Committee), but not in excess of the Eligible Employee’s monthly rate of Base Salary as of the MIP Record Date.

4.2.2
Deemed Ownership and Value of Shares. An Eligible Employee will be deemed to own the number of Shares equal to the sum of (i) the number of Shares deposited in the Eligible Employee’s family group accounts, (ii) the number of his or her unvested Restricted Stock Units, RPUs (excluding those unvested RPUs granted in connection with the Long-Term Incentive Performance Program) and dividend equivalent units (“DEUs”) associated with those units, (iii) the number of his or her restricted Shares and (iv) the number of Shares held for the Eligible Employee’s UPS Deferred Compensation Plan account. The value of a Share will be equal to the closing price on the NYSE of a share of UPS Class B common stock on the date as of which deemed ownership of Shares is determined.

4.2.3
Year End Determinations. At the end of each Plan Year, the UPS Salary Committee will calculate the Ownership Incentive Award for each Eligible Employee (including each Management Committee Eligible Employee). The UPS Salary Committee will grant the Ownership Incentive Award to each Eligible Employee who is not a member of the UPS Management Committee. At the UPS Salary Committee’s direction, each Eligible Employee will receive written notification of his or her award.

4.2.4	UPS Management Committee. The Committee must approve and grant the Ownership Incentive Award for any Management Committee Eligible Employee.

4.3	Maximum Individual Award.

4.3.1
ICP Limitations. The value of the Electable Portion of the MIP Award for an Eligible Employee for any calendar year when added to the value of other cash awards made to that Eligible Employee under the ICP in the same calendar year shall not exceed the value of 600,000 Shares. The value of the portion of the MIP Award made in RPUs to an Eligible Employee for any calendar year when added to the value of other RPUs or Restricted Performance Shares granted under the ICP to that Eligible Employee in the same calendar year shall not exceed the value of 600,000 Shares.

4.4
Pro-rated Awards. The Committee shall have broad discretion to establish rules for making pro-rated Performance Incentive Awards to Management Committee Eligible Employees who are actively employed for less than the entire Plan Year. The UPS Salary Committee shall also have broad discretion to establish rules for making pro-rated Performance Incentive Awards to Eligible Employees (other than Management Committee Eligible Employees) who are actively employed as full-time managers or supervisors for less than the entire Plan Year. Reasons for proration include, but are not limited to, the following: approved leaves of absence (including, but not limited to, disability leave, workers’ compensation leave, Family and Medical Leave Act, military leave or personal leave), transfer from full-time management to part-time management status, mid-year hires, temporary assignments, Retirement or death.

5.	Payment of Awards.

5.1	Form and Timing. The MIP Award for any Plan Year shall be paid as follows:

5.1.1
Electable Portion. At the election of the Eligible Employee in accordance with Section 5.2.1, one-third (one-half for Eligible Employees classified as Mid Managers or Supervisors) of the value of the MIP Award (the “Electable Portion”) less applicable taxes will be (i) paid in cash or Shares or any combination thereof, (ii) contributed to a UPS tax-qualified defined contribution plan (subject to the terms and conditions of that plan), or (iii) contributed to a UPS tax-qualified health savings account (subject to the terms and conditions of that plan), where available, in each case no later than March 15 of the immediately following Plan Year.

5.1.2
RPUs. The remainder of the value of the MIP Award will be paid in the form of RPUs, the value of which will be equal to two-thirds (one-half for Eligible Employees classified as Mid Managers or Supervisors) of the value of the MIP Award. A bookkeeping account will be maintained for RPU awards and such account will be adjusted for DEUs each time dividends are paid on Shares.

5.1.3	First MIP Award. Notwithstanding the foregoing, an Eligible Employee’s first MIP Award less applicable taxes will be paid no later than March 15 of the following Plan Year entirely in Shares.

5.2	Elections With Respect To Electable Portion.

5.2.1
Cash, Shares or Qualified Plan. Except as provided in Section 5.1.3, an Eligible Employee (other than a Management Committee Eligible Employee) may elect in accordance with rules established by the UPS Salary Committee the extent to which the Electable Portion is paid in cash, Shares, contributed to a UPS tax-qualified defined contribution plan (subject to the terms and conditions of that plan), or contributed to a UPS tax-qualified health savings account (subject to the terms and conditions of that plan), where available. Such election will be made before the date that the Electable Portion is scheduled to be paid and within the period established by the UPS Salary Committee for such elections. Any portion elected to be contributed to a tax-qualified plan that cannot be contributed to that plan because of the limitations on contributions to that plan will be paid to the Eligible Employee in cash.

5.2.2
UPS Deferred Compensation Plan. Prior to the beginning of the Plan Year during which a MIP Award is earned, Eligible Employees who are eligible to make deferral elections under the UPS Deferred Compensation Plan may elect to defer all or a portion of the Electable Portion of any award for such Plan Year in accordance with the terms of the UPS Deferred Compensation Plan. If an Eligible Employee dies before the Electable Portion of a MIP Award is paid, any such deferral election shall be null and void and the MIP Award, if any, payable with respect to such Eligible Employee shall be determined in accordance with Section 5.5.

5.3	Vesting.

5.3.1
Electable Portion. The Electable Portion vests on the MIP Eligibility Date for the Plan Year for which the MIP Award is made provided the Eligible Employee is continuously employed by the Company or an affiliate through such date. However, the UPS Salary Committee may establish rules that provide for vesting of the Electable Portion at other dates or under other circumstances for Eligible Employees who are not Management Committee Eligible Employees.

5.3.2	RPUs.

5.3.2.1
General. RPUs and DEUs will vest in full one year following the MIP Grant Date, provided the Eligible Employee remains continuously employed with the Company or an affiliate through the vesting date. Shares underlying the vested RPUs and DEUs will be transferred to an Eligible Employee’s account as soon as administratively practicable following the vesting date, but in no case later than the end of the month in which the vesting occurs.

5.3.2.2
Termination of Employment. If employment terminates by reason of Disability or Retirement, the then unvested portion of the RPUs and DEUs will be fully vested, but Shares will be transferred to the former Eligible Employee as if the former Eligible Employee had continued to be employed with the Company or an affiliate. If employment terminates by reason of death, the unvested portion of the RPUs and DEUs will vest completely upon the date of death and Shares attributable to the vested portion will be transferred to the estate of a deceased Eligible Employee within 90 days of the date of death. The UPS Salary Committee shall have broad discretion to vary the vesting terms of an RPU for an Eligible Employee who became an Employee as a result of an acquisition or a merger; provided, however, that any such recommendation with respect to an Eligible Employee who is a member of the UPS Management Committee must be approved by the Committee.

5.3.3
Shares. The portion, if any, of the MIP Award payable in Shares will be vested on the date of grant provided the Eligible Employee is continuously employed by the Company or an affiliate through the MIP Eligibility Date for the Plan Year for which the MIP Award is made. However, the UPS Salary Committee may establish rules that provide for vesting of the Shares at other dates or under other circumstances.

5.4	Tax Withholding. MIP Awards will be reduced for applicable taxes or the Eligible Employee shall remit taxes in accordance with Article 16 of the ICP.

5.5
Death. Notwithstanding any contrary provision of the MIP and subject to Section 5.4, the following provisions shall apply if an Eligible Employee (other than a Management Committee Eligible Employee) dies before the MIP Award for a Plan Year is paid in cash or RPUs are granted with respect to such MIP Award.

5.5.1
Death Before MIP Eligibility Date. If an Eligible Employee dies during the Plan Year and before the MIP Eligibility Date, a prorated portion of his or her MIP Award for such Plan Year shall be fully vested and payable entirely in cash to his or her estate as soon as practicable and no later than 90 days after the UPS Salary Committee learns of his or her death. The Performance Incentive Award will be calculated at target for such Eligible Employee’s job classification and salary on his or her date of death, and prorated based on his or her number of calendar months of active employment completed in such Plan Year. The Ownership Incentive Award will be equal to the product of the deceased Eligible Employee’s Ownership Incentive Award Percentage and the value of the Shares the Eligible Employee was deemed to own as of the last full trading day on the NYSE prior to the date of death, but not greater than his or her monthly rate of Base Salary as of the date of death.

5.5.2
Death after MIP Eligibility Date and Before Payment. If an Eligible Employee dies after the MIP Eligibility Date and before the MIP Award for a Plan Year is paid, his or her actual MIP Award for such Plan Year shall be paid entirely in cash to his or her estate as soon as practicable and no later than 90 days after the UPS Salary Committee learns of his or her death.

6.	Miscellaneous.

6.1	Awards Subject to the Terms of the ICP. MIP Awards are subject to the terms of the ICP.

6.2
Section 409A Compliance. Each MIP Award is intended either to be exempt from Section 409A or to comply with Section 409A. The Electable Portion is intended to be exempt from Section 409A as a short term deferral. To the extent that benefits provided under RPUs constitute deferred compensation for purposes of Section 409A and to the extent that deferred compensation is payable upon a “separation from service” as defined in Section 409A, no amount of deferred compensation shall be paid or transferred to the Eligible Employee as a result of the Eligible Employee’s separation from service until the date which is the earlier of (i) the first day of the seventh month after the Eligible Employee’s separation from service or (ii) the date of the Eligible Employee’s death (the “Delay Period”). All amounts subject to the Delay Period shall be transferred to the Eligible Employee promptly after the Delay Period.

6.3
Amendment and Termination. The Committee may amend, alter, suspend or terminate the MIP, any Exhibit and any award granted under the MIP at any time subject to the terms of the ICP. Any amendment shall be in writing and approved by the Committee. The UPS Salary Committee may make administrative amendments to the MIP and the Exhibits from time to time provided that any such amendment shall be reviewed with the Committee and a copy of such amendment kept with the records of the MIP. An administrative amendment does not include any amendment that would materially change the terms and conditions of the MIP that were previously approved by the Committee, including, by way of example, any increase or decrease in the amount of a MIP Award, the Performance Incentive Award Target, or the Ownership Incentive Award Percentage.

7.	Definitions. Except as set forth below, capitalized terms will have the meanings set forth in the ICP.

7.1	Annualized Salary. For each Plan Year, an Eligible Employee’s monthly rate of Base Salary determined as of the MIP Record Date multiplied by 12.

7.2
Base Salary. The annual or monthly rate, as applicable, of an Eligible Employee’s base salary as determined as of the MIP Record Date of the Plan Year for which the MIP Award is made or, if earlier, the date of death.

7.3	Committee. The Committee as defined in Section 1.1.

7.4	Company. United Parcel Service, Inc.

7.5	DEUs. Dividend equivalent units for dividends paid on a share of UPS class A common stock determined as follows:

7.5.1	(a) in the case of Share dividends, by multiplying the per Share dividend by the number of RPUs and DEUs credited to the Eligible Employee’s account prior to the adjustment for the dividend; and

7.5.2
(b) in the case of a cash dividend or non-Share property dividend, by (i) multiplying the cash dividend paid per Share or the fair market value of the property transferred per Share by the number of RPUs and DEUs credited to the Eligible Employee’s account prior to adjustment for the dividend and (ii) dividing the product obtained in (i) by the closing price on the NYSE of UPS class B common stock on the last full trading day before the dividend is paid.

Each DEU shall have a value equal to one share of UPS class A common stock.

7.6
Disability. Disability as defined in the long-term disability plan of the Company or an affiliate under which the Eligible Employee is eligible for coverage or if there is no such plan, disability as determined by the UPS Salary Committee in its discretion for an Eligible Employee who is not a Management Committee Eligible Employee and by the Committee in its discretion for a Management Committee Eligible Employee.

7.7	Electable Portion. The portion of the MIP Award described in Section 5.1.1.

7.8
Eligible Employee. For each Plan Year, (i) an Employee (other than a Management Committee Eligible Employee) who (a) is classified at the supervisor level or above on the MIP Record Date, (b) is continuously employed with the Company or an affiliate through the MIP Eligibility Date, (c) satisfies such other eligibility criteria as may be developed from time to time by the UPS Salary Committee, (d) is recommended by his or her managers and (e) approved by the UPS Salary Committee and (ii) a Management Committee Eligible Employee.

7.9
ICP. The United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan, as amended from time to time, or any successor plan and any reference to a particular section of the ICP shall include a reference to the comparable section (as determined by the Committee) of the successor plan.

7.10	Management Committee Eligible Employee. For any Plan Year, an Employee who is a member of the UPS Management Committee as of the MIP Record Date.

7.11	Management Incentive Award. The awards granted under the ICP.

7.12	MIP. The UPS Management Incentive Program, as amended from time to time.

7.13	MIP Award. The Performance Incentive Award and the Ownership Incentive Award.

7.14	MIP Effective Date. The date set forth in Section 1.1.

7.15	MIP Eligibility Date. December 31 of the Plan Year (or such other date as may be selected by the UPS Salary Committee).

7.16
MIP Factor. For each Plan Year, the factor (expressed as a percentage) determined by the UPS Salary Committee pursuant to Section 4.1.3. to reflect performance with respect to the business elements identified for the Plan Year.

7.17	MIP Grant Date. The date that MIP RPUs are deposited into participants’ accounts.

7.18	MIP Record Date. For each Plan Year, December 1 (or such other date as may be selected by the UPS Salary Committee).

7.19	NYSE. New York Stock Exchange.

7.20	Ownership Incentive Award. The award described in Section 4.2.

7.21	Ownership Incentive Award Percentage. The Ownership Incentive Award Percentage described in Exhibit B.

7.22	Performance Incentive Award. The award described in Section 4.1.

7.23	Performance Incentive Award Target. The Performance Incentive Award Target described in Exhibit A.

7.24	Plan Year. Calendar year, January 1 - December 31.

7.25
Retirement. Means (a) the attainment of age 55 with a minimum of 10 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, (b) the attainment of age 60 with a minimum of 5 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, or (c) “retirement” as determined by the Committee in its sole discretion.

7.26	RPU. Restricted Performance Unit.

7.27	Shares. Shares of the Class A common stock of the Company.

EXHIBIT A

CLASSIFICATION As of MIP Record Date of the Plan Year for which the award is made.	PERFORMANCE INCENTIVE AWARD TARGET
CEO	165%
Management Committee	130%
Region Manager	90%
District Manager	85%
Region Staff Manager	75%
District Staff Manager	60%*
Mid Manager	34%*
Supervisor	17%*

* Supervisors, Mid Managers and District Staff Managers in select business units or sales management positions may have different Performance Incentive Award Targets. District Staff Managers may have a Performance Incentive Award Target from 34%‑60%. Mid Managers may have a Performance Incentive Award Target from 9%-34%. Supervisors may have a Performance Incentive Award Target from 4.5%-17%.

EXHIBIT B

CLASSIFICATION As of MIP Record Date of the Plan Year for which the award is made.	OWNERSHIP INCENTIVE AWARD PERCENTAGE
CEO	1.25%
Management Committee	1.50%
Region Managers	1.75%
District Managers	2.00%
Region Staff Managers	2.25%
District Staff Managers	2.50%
Mid Managers	3.00%
Supervisors	3.50%

An Ownership Incentive Award will not exceed the Eligible Employee’s monthly rate of Base Salary determined as of the MIP Record Date for such Plan Year.